Exhibit 16.1

November 6, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Sirs/Madams:

We have read the section under the heading “Changes in Independent Registered Public Accounting Firm” in A Paradise III Acquisition Corp.’s Registration Statement on Form S-1, and we agree with the statements made in that section.

Very truly yours,

/s/ EliteCPA P.C.

EliteCPA P.C.